Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Fulcrum Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)(1)	2,000,000 (2)	$3.76 (3)	$7,520,000.00	0.00015310	$1,151.32

Equity	Common Stock, $0.001 par value per share	457(c) and 457(h)(1)	428,571 (4)	$3.20 (5)	$1,371,427.20	0.00015310	$209.97

Total Offering Amounts					$8,891,427.20		$1,361.29

Total Fee Offsets							$0.00

Net Fee Due							$1,361.29
(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Pursuant to Rule 416(c) under the Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Consists of 2,000,000 shares issuable under the registrant’s 2019 Stock Incentive Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Act, and based on $3.76, the average of the high and low sale prices of the registrant’s common stock as reported on the Nasdaq Global Market on February 19, 2025.

(4)	Consists of 428,571 shares issuable under the registrant’s 2019 Employee Stock Purchase Plan.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act, and based on 85% of $3.76, the average of the high and low sale prices of the registrant’s common stock as reported on the Nasdaq Global Market on February 19, 2025.